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Vision Group of Funds, Inc.                                 9/1/97
                                                   Exhibit 5(iv) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                                    EXHIBIT C
                                     to the
                          Investment Advisory Contract
      between Manufacturer's and Traders Trust Company and Vision Group of
                                  Funds, Inc.,
                               dated June 1, 1993

                            Vision Equity Income Fund

         For all services rendered by Adviser hereunder, the above-named Fund of the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .70 of 1% of the average daily net assets of the Fund(s).

         The portion of the fee based upon the average daily net assets of the Fund shall be accrued at the rate of 1/365th of .70 of 1% applied to the daily net assets of the Fund.

         The advisory fee so accrued shall be paid to Adviser at least daily.

         Witness the due execution hereof this 1st day of September, 1997.



                                                     MANUFACTURERS AND TRADERS
                                                            TRUST COMPANY



                                                     By:
                                                    Executive Vice President




                                                     VISION GROUP OF FUNDS, INC.



                                                     By:
                                 Vice President